UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 11, 2016
Date of Report (date of earliest event reported)

GIGOPTIX, INC.
(Exact name of Registrant as specified in its charter)
Delaware	001-35520	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive
San Jose, CA 95134
(Address of principal executive offices)

(408) 522-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Agreement.

GigOptix, Inc. (the “Company”) entered into a Distributor Agreement, dated as of March 11, 2016 (the “Agreement”) with Avnet Asia Pte Ltd, (the “Distributor”), under which the Company granted the Distributor the right to serve as non-exclusive independent distributor within the People’s Republic of China and Hong Kong (the “Territory”) of various products of the Company, including custom integrated circuits based on the specifications and requirements of a customer (the “Semiconductor Products”) and related services. The distribution of the Semiconductor Products by Distributor to its customers must be subject to an agreement between the Distributor and its customers that protects the Company’s interests at least to the same extent as the terms and conditions of the Agreement.

All rights to the intellectual property of the Semiconductor Products shall remain with the Company except for the grant of a non-exclusive, non-transferable copyright license under the Company’s copyrights to the Distributor to distribute the software and/or documentation as part of the Semiconductor Products.  Unless otherwise provided, the Distributor shall not have the right to any source code or mask-work related to the Semiconductor Products.

The initial term for the Agreement is one year, and shall be renewed automatically for additional periods of one year for each renewal period unless a party gives sixty days’ written notice of non-renewal. In addition, the Agreement can be terminated for a material breach that remains unremedied for a period of thirty days following written notice.

Under the terms of the Agreement, Distributor will actively promote and use its commercially reasonable efforts to effect the sale and service of Semiconductor Products within the Territory, including maintaining a qualified sales and marketing staff, and applications and service staff sufficient to provide for the sales and support of Semiconductor Products in the Territory. The Company will provide marketing, technical and sales assistance to Distributor to support seminars, tradeshows and special customer presentations as the parties deem appropriate and will supply sales materials necessary for promoting sales.

Pursuant to the Agreement, the Company will provide its prices upon receipt of  a request for quotation from the Distributor specifying the type of Semiconductor Products or services and such quotation shall remain valid for thirty days. Distributor shall be solely responsible for determining the price it sells Semiconductor Products to its customers at its sole discretion.

Twice each calendar year, on February 1 and August 1, the Distributor shall be entitled to exchange Semiconductor Products that are in the Distributor’s inventory for Semiconductor Products of a different type that are then being currently produced by the Company. The total dollar amount of the exchange shall equal the number of Semiconductor Products to be exchanged multiplied by the Distributor’s purchase price, minus any previous price adjustments, and shall be no more than five percent of the Distributor’s previous six months’ cumulative shipments from the Company. All stock rotation proposals shall be accompanied by an offsetting purchase order for replacement Semiconductor Products. The dollar amount of this purchase order shall be equal to or greater than the dollar amount of the stock rotation proposal at the Distributor cost.

The Company will provide Distributor at least 180 days advanced written notice of its intention to designate any Semiconductor Product as having reached the end of life, after which manufacturing capability for such product will be terminated. Distributor will have 90 days thereafter to place last-time buy purchase orders.

A copy of the Distributor Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference herein. The foregoing description of the terms of the Distributor Agreement is only a summary of the material terms of the Distributor Agreement, does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 8.01.	Other Events

On March 16, 2016, the Company issued a press release announcing that it had entered into a Distributor Agreement with the Distributor.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Distributor Agreement, by and between GigOptix, Inc. and Avnet Asia Pte Ltd, dated March 11, 2016.
Exhibit 99.1	Press Release of GigOptix, Inc. dated March 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

	By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: Chief Executive Officer

Date: March 16, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Distributor Agreement, by and between GigOptix, Inc. and Avnet Asia Pte Ltd, dated March 11, 2016.
99.1	Press Release of GigOptix, Inc. dated March 16, 2016.